CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 14, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of Schwab California AMT Tax-Free Money Fund and Schwab California Municipal Money Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Miscellaneous” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

June 6, 2014